Exhibit 99.1

Preformed Line Products Announces Third Quarter And First Nine Months 2016 Results

MAYFIELD VILLAGE, Ohio, Nov. 4, 2016 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for its third quarter and first nine months of 2016.

Net income for the quarter ended September 30, 2016 was $4,742,000, or $.92 per diluted share, compared to $206,000, or $.04 per diluted share, for the comparable period in 2015.

Net sales in the third quarter of 2016 were $88,299,000, compared to $89,046,000 in the third quarter of 2015.

Net income for the nine months ended September 30, 2016 was $10,154,000, or $1.95 per diluted share, compared to $3,630,000, or $.67 per diluted share, for the comparable period in 2015.

Net sales were $250,202,000 for the first nine months of 2016 compared to $262,705,000 in the first nine months of 2015.

Currency translation rates unfavorably impacted net sales by $1,011,000 for the quarter and $11,667,000 for the first nine months of 2016, and had an unfavorable impact on net income of $236,000 for the quarter and $1,148,000 for the first nine months of 2016.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "While worldwide economies have been unpredictable with sluggish growth, our third quarter sales remained constant in local currencies as we expanded our product margins for the third consecutive quarter. We continue to focus on increasing cash flows and have generated over $21 million in cash flow from operations in 2016 providing us capital for continued investment in our strategic initiatives."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, the Company's ability to strengthen and retain relationships with the Company's customers and expand geographically, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2015 Annual Report on Form 10-K filed with the SEC on March 11, 2016 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Net sales	$ 88,299	$ 89,046	$ 250,202	$ 262,705
Cost of products sold	59,444	62,887	170,252	185,342
GROSS PROFIT	28,855	26,159	79,950	77,363

Costs and expenses
Selling	8,022	7,893	23,836	22,852
General and administrative	10,579	8,010	31,628	27,596
Research and engineering	3,433	3,745	10,778	11,320
Other operating expense (income) - net	196	4,425	(683)	8,410
	22,230	24,073	65,559	70,178

OPERATING INCOME	6,625	2,086	14,391	7,185

Other income (expense)
Interest income	63	103	206	317
Interest expense	(264)	(141)	(588)	(423)
Other income (expense) - net	110	93	(46)	(531)
	(91)	55	(428)	(637)

INCOME BEFORE INCOME TAXES	6,534	2,141	13,963	6,548

Income taxes	1,792	1,935	3,809	2,918

NET INCOME	$ 4,742	$ 206	$ 10,154	$ 3,630

BASIC EARNINGS PER SHARE
Net Income	$ 0.92	$ 0.04	$ 1.96	$ 0.67

DILUTED EARNINGS PER SHARE
Net Income	$ 0.92	$ 0.04	$ 1.95	$ 0.67

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted-average number of shares outstanding - basic	5,146	5,356	5,180	5,381

Weighted-average number of shares outstanding - diluted	5,169	5,372	5,200	5,397

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Thousands of dollars, except share and per share data)	2016	2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 32,940	$ 30,393
Accounts receivable, less allowances of $3,149 ($2,326 in 2015)	69,473	63,626
Inventories - net	73,665	69,912
Prepaids	9,944	9,615
Other current assets	6,203	6,343
TOTAL CURRENT ASSETS	192,225	179,889

Property, plant and equipment - net	107,327	91,965
Other intangibles - net	11,245	11,288
Goodwill	16,556	15,821
Deferred income taxes	13,910	12,704
Other assets	11,355	11,703

TOTAL ASSETS	$ 352,618	$ 323,370

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 324	$ 413
Current portion of long-term debt	1,569	110
Trade accounts payable	26,373	20,377
Accrued compensation and amounts withheld from employees	12,717	9,306
Accrued expenses and other liabilities	21,835	21,462
TOTAL CURRENT LIABILITIES	62,818	51,668

Long-term debt, less current portion	44,227	31,754
Other noncurrent liabilities and deferred income taxes	19,107	20,964

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,125,849 and 5,221,062
issued and outstanding, as of September 30, 2016 and December 31, 2015, respectively	12,498	12,478
Common shares issued to Rabbi Trust, 297,281 and 296,635 shares at
September 30, 2016 and December 31, 2015, respectively	(12,054)	(12,052)
Deferred Compensation Liability	12,054	12,052
Paid-in capital	24,200	22,916
Retained earnings	299,351	292,311
Treasury shares, at cost, 1,122,290 and 1,018,013 shares at
September 30, 2016 and December 31, 2015, respectively	(58,974)	(54,570)
Accumulated other comprehensive loss	(50,609)	(54,151)
TOTAL SHAREHOLDERS' EQUITY	226,466	218,984

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 352,618	$ 323,370

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CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249